Cyber Hornet S&P Crypto 10 ETF S-1

Exhibit 3.2

Delaware	Page 1

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CYBER HORNET S&P CRYPTO 10 ETF”, FILED IN THIS OFFICE ON THE THIRD DAY OF NOVEMBER, A.D. 2025, AT 4:16 O`CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State
10389640 8100 SR# 20254451072	Authentication: 205215257 Date: 11-03-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST
of
CYBER HORNET S&P CRYPTO 10 ETF

a Delaware Statutory Trust

This Certificate of Trust of Cyber Hornet S&P Crypto 10 ETF (the “Trust”) is being duly executed and filed by the undersigned, as trustee, in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (the “Act”) (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

1.	The name of the trust is: “Cyber Hornet S&P Crypto 10 ETF.”

2.	The name and address of the trustee of the Trust, having a principal place of business in the State of Delaware, is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3.	This Certificate of Trust shall be effective upon filing.

4.	The business of the Trust will be managed in accordance with the Trust’s Agreement and Declaration of Trust, as such document may be amended from time to time.

IN WITNESS WHEREOF, the undersigned, as the Trustee of the Trust, has caused this Certificate of Trust to be duly executed, in accordance with Section 3811(a)(1) of the Act, as of this 3rd day of November, 2025.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:
Name:	James Grier
Title:	Vice President

State of Delaware Secretary of State Division of Corporations Delivered 04:16 PM 11/03/2025 FILED 04:16 PM 11/03/2025 SR 20254451072 - File Number 10389640